Exhibit 99.1

NEWS RELEASE
February 6, 2014

NCR Announces Fourth Quarter Results

NCR achieves strong non-pension operating income and free cash flow generation
Software revenue growth led to continued operational gross margin expansion

•	Non-pension operating income (NPOI)(1) of $221 million, an increase of 22%; GAAP income from operations of $297 million, a decrease of 28% primarily related to lower pension benefit

•	Free cash flow(2) generation of $317 million, an increase of 160%; GAAP net cash provided by operating activities of $265 million, an increase of 165%

•	Non-GAAP diluted EPS(1) of $0.83, an increase of 15%; GAAP diluted EPS of $1.21, a decrease of 17% primarily related to lower pension benefit

•	Software revenue increased 27% driving continued operational gross margin expansion

•	2014 full year guidance announced

DULUTH, Georgia - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2013. Reported revenue of $1.67 billion increased 2% from the fourth quarter of 2012. Fourth-quarter revenue includes an unfavorable impact of 2% as a result of foreign currency translation.

Non-pension operating income(1) in the fourth quarter of 2013 was $221 million and non-GAAP diluted EPS(1) was $0.83 compared to $181 million and $0.72 in the prior-year period. NCR reported fourth quarter income from operations of $297 million and diluted EPS of $1.21 compared to $411 million and $1.45 in the fourth quarter of 2012. Please refer to the tables and footnotes at the end of this release for explanations and GAAP to non-GAAP reconciliations.

"I am very proud of the NCR team's many accomplishments in 2013, highlighted by record financial results and outstanding progress on our strategic priorities," said Bill Nuti, Chairman and CEO of NCR.  "We continue to execute at a high level as we reinvent NCR and transform our company into a software and services led business, with an accelerated path to a higher margin, sustainable growth, and more predictable revenue model - along with a strong cash generation profile.  Once again, we have another healthy outlook for the forthcoming year.  In 2014, we expect a better overall balance across our Lines of Businesses, geographies and product segments, with another strong year of software growth.  The combination of our organic development and acquired assets have separated NCR from our traditional competition and placed us on a path to become the market leader in the burgeoning consumer transaction technologies category."

Fourth Quarter 2013 Operating Segment Results(1)

Financial Services

NCR's Financial Services segment generated fourth quarter revenue of $852 million, a decrease of 7% from the fourth quarter of 2012. The decrease was primarily driven by declines in the Americas theater. Foreign currency fluctuations had an unfavorable impact on the year-over-year revenue comparison by 2%.

Operating income for Financial Services was $111 million in the fourth quarter of 2013 as compared to $100 million in the fourth quarter of 2012. The increase in operating income was driven by a favorable mix of revenues, including a higher mix of software revenue and reduced expenses.

Retail Solutions

The Retail Solutions segment generated revenue of $536 million in the fourth quarter of 2013, an increase of 9% from the fourth quarter of 2012. The increase was driven by growth in all of our theaters due to the impact of the Retalix business, which contributed $86 million of revenue in the fourth quarter of 2013. Foreign currency fluctuations had an unfavorable impact on the year-over-year revenue comparison by 3%.

Operating income for Retail Solutions was $65 million in the fourth quarter of 2013 as compared to $44 million in the fourth quarter of 2012. The increase in operating income was driven by a higher mix of software revenue and the contribution of the Retalix business as noted above.

Hospitality

The Hospitality segment generated revenue of $176 million in the fourth quarter of 2013, an increase of 17% from the fourth quarter of 2012. The increase was driven by growth in all of our theaters. Foreign currency fluctuations had an unfavorable impact on the year-over-year revenue comparison by 1%.

Operating income for Hospitality was $26 million in the fourth quarter of 2013 as compared to $22 million in the fourth quarter of 2012. The increase in operating income was driven by higher revenues, slightly offset by investment in sales and development resources.

Emerging Industries

The Emerging Industries segment generated revenue of $106 million in the fourth quarter of 2013, an increase of 31% from the fourth quarter of 2012. The increase was driven by growth in all of our theaters. Foreign currency fluctuations had an unfavorable impact on the year-over-year revenue comparison by 2%.

Operating income for Emerging Industries was $19 million in the fourth quarter of 2013 as compared to $15 million in the fourth quarter of 2012. The increase in operating income was due to higher revenues.

Fourth Quarter 2013 Business Highlights

Financial Services

In the Financial Services segment, NCR greatly strengthened its financial services software offerings through two acquisitions, received an important industry certification, and continued to advance its Interactive Teller technology and other software and hardware solutions across the globe.

On December 2, 2013, NCR entered into a definitive agreement to purchase Digital Insight Corporation, a leader in online and mobile banking solutions, and completed the acquisition of Alaric Systems Limited, a provider of secure transaction switching and fraud prevention software. On January 10, 2014, NCR completed its acquisition of Digital Insight, which was financed using the net proceeds from NCR’s December 2013 offering of $1.1 billion of senior notes, $250 million in incremental term loans under NCR’s senior secured credit facility and approximately $300 million in additional borrowings under the revolving portion of NCR’s senior secured credit facility. Together, these companies complement and extend NCR’s existing capabilities in the banking industry to form a complete enterprise software platform designed to deliver a unique and compelling consumer experience across all digital and physical channels - mobile, online, branch, and ATM.

Also during the quarter, NCR received certification of APTRATM Interactive Teller from First Data, a global leader in electronic commerce and payment processing. The certification by First Data enables its financial institution clients to use APTRATM Interactive Teller for standard ATM transaction processing. NCR also expanded its APTRATM Interactive Teller customer base during the quarter as Landmark Bank deployed the first Interactive Teller ATM in Missouri and First Community Credit Union became the first institution in Houston with NCR video teller services.

NCR also secured hardware wins in Europe. NCR was chosen by the Royal Bank of Scotland to install more than 2,000 NCR SelfServTM ATMs across the U.K. over the next three years. NCR also extended its relationship with Automatia, a leading Finnish ATM network operator, and will replace 400 older, non-NCR ATMs and 200 NCR Personas series ATMs with 600 new NCR SelfServTM 25 and 26 ATMs which are designed to withstand the extreme low temperatures in Finland.

In Asia, NCR entered into a professional services engagement with the Bank of China to develop new ATM applications. Additionally, Fukuoka Financial Group, Inc. deployed the NCR iTRAN® ImageTrac Series 5, a high-speed document processing scanner, to improve the operational efficiency for its data entry and image-item sorting.

Retail Solutions

In the Retail Solutions segment, NCR received industry recognition for its software leadership, introduced NCR Silver 3.0, and secured customer wins for its software, point-of-sale (POS) and self-checkout solutions.

Cornell Mayo, an NCR subsidiary, was identified as a leader in the 2013 RIS Software Leaderboard, ranking first in 20 categories and in the top ten for 14 additional categories - more top rankings than any other vendor. The annual Software Leaderboard, developed and published by RIS News, is considered the industry’s most influential guide to the top retail technology software companies.

NCR Silver, NCR’s tablet and mobile-based POS system for small businesses, announced the release of NCR Silver 3.0, which includes additional features that make it even easier for small businesses to save time while managing and growing their businesses. The new functionality supports multiple locations, gives business owners the ability to set user roles, like Cashier or Manager, and assign permissions, and includes a new Time Clock feature that simplifies payroll management. NCR Silver is built to run in the cloud, using consumer-friendly technology, and works on Apple® devices running iOS, like the iPad®, iPhone® and iPod touch®. In addition to 7-day live support, NCR Small Business introduced Silver SidewalkTM, a customer community portal where NCR Silver customers can interact with each other, explore product features, search the knowledge base, find helpful tips and get assistance from the Customer Care team.

Retail software customer wins during the quarter included the deployment by Queensland Frozen Food Services of NCR Power Mobile, an innovative and easy-to-use business-to-business customer relationship management software solution.

Additionally, Lukoil, one of the world’s largest oil and gas providers, deployed NCR’s latest POS software and hardware for petroleum and convenience stores at more than 170 petrol station convenience stores in Belgium and updated legacy POS equipment with new NCR technology at more than 400 sites in six countries in Central and Eastern Europe.

Pilot Flying J, which serves more than 1.3 million customers daily at its more than 650 travel centers and travel plazas in North America, entered into an agreement for an omni-commerce NCR retail POS solution that will streamline deploying and managing in-store, mobile commerce and online storefront systems.

Scotmid, a convenience store chain with 200 branches in the UK, agreed to deploy NCR SelfServ™ Checkout solutions to drive profits and improve customer service and the overall brand experience at its convenience stores. The solutions reduce queue waiting time and allow employees to be redeployed from front end checkout to valuable in-aisle functions.

Hospitality

In the Hospitality segment, NCR advanced its Pulse Real-Time offering and secured customer wins for its Aloha software and POS terminals.

Pulse Real-Time is a SaaS-based mobile analytics engine, available on Android® and iOS® devices. The application helps restaurant operators solve the challenges of low visibility into operational performance, lack of predictable data and the inability to be in several places simultaneously. Pulse Real-Time deployments in the quarter included Ted’s Montana Grill.

During the quarter, NCR also assisted Johnny Rockets’ expansion into Brazil. Johnny Rockets will open its first two restaurants in Brazil with the support of NCR Aloha software running on NCR POS technology. Johnny Rockets selected the NCR POS solution because it is optimized for fast-paced food service operations.

In addition, Juan Valdez Café stores agreed to replace their PC-based POS terminals with an NCR solution to enhance customer service and experiences chain wide. The NCR POS solution includes a guest-facing screen so Juan Valdez Café stores can create and easily communicate new marketing initiatives, such as offering special drinks, replacing their previous use of paper-based advertising.

Emerging Industries

During the quarter, in the Emerging Industries segment, NCR continued to advance its self-service technologies for the travel industry.

Air Macau deployed a self-service airline check-in solution from NCR to enable its passengers to check-in, access flight information, select seats, and scan and print boarding passes. NCR will also provide Air Macau with after-sales service support. NCR also worked with China Southern Airlines (China Southern) to share its self-service check-in solution at Guangzhou Baiyun International Airport with Air France, making China Southern the first airline based in China to share self-service check-in with a foreign airline.

NCR signed a long-term agreement with GuestLogix Inc., the leading global provider of onboard retail and payment technology solutions to airlines and the passenger travel industry, to develop a comprehensive and secure solution that airlines can use to sell additional products and services at multiple touch points throughout the travel journey, improving the passenger experience.

NCR also entered into an agreement to provide the United States Transportation Security Administration (TSA) with a mobile solution that employs NCR boarding pass scanners and enables TSA agents to enhance security and expedite passenger identification at checkpoints nationwide.

Fourth Quarter 2013 Financial Highlights

Income from operations was $297 million in the fourth quarter of 2013 compared to $411 million in the fourth quarter of 2012. The decrease was mainly due to lower pension benefit which decreased from $254 million in the fourth quarter of 2012 to $99 million in the fourth quarter of 2013. Non-pension operating income(1) was $221 million in the fourth quarter of 2013 compared to $181 million in the fourth quarter of 2012. The increase was mainly due to an increase in software revenues.

Net cash provided by operating activities was $265 million during the fourth quarter of 2013 compared to net cash provided by operating activities of $100 million in the prior-year period. Free cash flow (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, additions to capitalized software, and discretionary pension contributions and settlements)(2) was a cash inflow of $317 million in the fourth quarter of 2013, compared to a cash inflow of $122 million in the fourth quarter of 2012. The increase in free cash flow was driven by improved profitability, improvements in working capital, a reduction in cash outflows related to discontinued operations partially offset by increases in capital expenditures.

NCR contributed approximately $283 million to its international, executive and U.S. qualified pension plans in 2013 compared to $752 million in 2012. Contributions in 2013 included an $80 million contribution to the U.S. non-qualified pension plan in the second quarter of 2013, and a $100 million and a $24 million discretionary contribution to the U.S. qualified pension plan and the U.K. pension plan, respectively, in the fourth quarter of 2013. The net unfunded status of the Company's global pension plans improved by approximately $372 million and was $(89) million as of December 31, 2013 compared to $(461) million as of December 31, 2012.

Other expense, net was $38 million in the fourth quarter of 2013 compared to other expense, net, of $19 million in the prior year period, mainly due to higher interest expense in the current period.

Income tax expense was $54 million in the fourth quarter of 2013 compared to income tax expense of $155 million in the fourth quarter of 2012. The decrease in income tax expense is driven by the reduction in income from operations primarily due to lower pension benefit as well as a favorable mix of earnings.

NCR ended the fourth quarter of 2013 with $528 million in cash and cash equivalents, compared to a balance of $460 million as of September 30, 2013. As of December 31, 2013, NCR had a total debt balance of $3.35 billion compared to a total debt balance of $2.23 billion as of September 30, 2013. The increase in total debt balance is due primarily to the December 2013 offering by NCR of $400 million aggregate principal amount of 5.875% senior notes due 2021 and $700 million aggregate principal amount of 6.375% senior notes due 2023, the proceeds of which were used to finance the acquisition of Digital Insight on January 10, 2014.

As previously announced, effective in the first quarter of 2013, NCR changed the accounting methodology for recognizing expense for its Company-sponsored U.S. and international pension benefit plans. From 2013 forward, NCR will recognize changes in fair values of plan assets and net actuarial gains and losses in the year incurred, generally in the fourth quarter of each year, which were previously deferred and amortized over time into pension expense. The results and guidance included in this release give effect to the change in accounting methodology.

2014 Outlook

	2014 Guidance	2013 Actual
Year-over-year revenue growth	12% - 14%	7%
Income from Operations (GAAP)	$730 - $750 million	$666 million
Non-pension operating income (NPOI) (1)	$900 - $920 million	$717 million
Diluted earnings per share (GAAP)	$2.36 - $2.46	$2.67
Non-GAAP Diluted EPS(1)	$3.00 - $3.10	$2.81

The 2014 outlook includes the impact of the acquisitions of Alaric Systems and Digital Insight. NCR expects approximately $200 million of Other Expense, net including interest expense in 2014 and that its full-year 2014 effective income tax rate will be approximately 26%.

The GAAP income from operations and earnings per share guidance for the full year 2014 included above and elsewhere in this release excludes the impact of the actuarial mark to market pension adjustments that will be determined in the fourth quarter of 2014, whereas the full year 2013 and fourth quarter 2013 actual GAAP income from operations includes the actuarial mark to market pension adjustments.

Please refer to the tables and footnotes at the end of this release for explanations and GAAP to non-GAAP reconciliations.

Q1 2014 Outlook

For the first quarter of 2014, the Company expects non-pension operating income (NPOI)(1) to be in the range of $155 million to $165 million, compared to $129 million in the first quarter of 2013 and income from operations to be in the range of $105 million to $115 million, compared to $85 million in the first quarter of 2013. NCR expects its first quarter 2014 tax rate to be approximately 25% and Other Expense, net including interest expense to be approximately $50 million.

2013 Fourth Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EST) to discuss the Company's 2013 fourth quarter results and guidance for first quarter and full-year 2014. Access to the conference call and accompanying slides, as well as a replay of the call, is available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-801-6504 and entering the participant passcode 8650319.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables more than 485 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 29,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com

Investor Contact
Tracy Krumme
NCR Corporation
212.589.8569
tracy.krumme@ncr.com

Note to Investors - This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” “potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” “anticipate,” “outlook,” “intend,” “plan,” “target,” “believe,” “estimate,” “forecast,” “pursue” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could”. They include statements about the reinvention and transformation of NCR's business; statements about NCR’s Financial Services software offerings and the expected contributions of the Alaric Systems and Digital Insight acquisitions to those offerings; expectations regarding NCR's future margins, expected growth, cash generation and the transformation of NCR’s revenue model; expectations for the performance of NCR's lines of business, geographies and products, including software; statements as to NCR's anticipated or expected results and financial performance, including its outlook for the first quarter of 2014 and the 2014 fiscal year (including in the sections entitled “Fourth Quarter 2013 Business Highlights,” “2014 Outlook” and “Q1 2014 Outlook”) and its expectations for revenue and growth across its core verticals; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about future market or industry performance or behaviors, including how NCR's products and services may be used and the benefits they might create or provide for its customers; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management's current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. In addition to the factors discussed in this release, these other factors, risks and uncertainties include those relating to: domestic and global economic and credit conditions, including the ongoing sovereign debt conditions in Europe and the uneven global economic recovery; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the financial covenants in our senior secured credit facility and the indentures for our outstanding senior unsecured notes and their impact on our financial and business operations; the adequacy of our future cash flows to service our indebtedness; the variable interest rates borne by our indebtedness under our senior secured credit facility and the effects of changes in those rates; our ability to raise funds necessary to finance a required change in control purchase of our outstanding senior unsecured notes; the effect on our future borrowing costs and access to capital of a lowering or withdrawal of the ratings assigned to our debt securities; shifts in market demands, continued competitive factors and pricing pressures; shorter product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; manufacturing disruptions affecting product quality or delivery times; the historical seasonality of our sales; the effect of currency translation; our ability to achieve targeted cost reductions; maintaining profitability of our professional services consulting engagements and appropriate utilization rates for our consultants; market volatility and the funded status of our pension plans; the success of our pension strategy, including "Phase III" of our pension strategy; tax rates; our ability to sell higher-margin software and services in addition to hardware; business and legal risks associated with multinational operations; availability and successful exploitation of new acquisition and alliance opportunities; expected benefits related to acquisitions and alliances, including the acquisition of Digital Insight, not materializing; the timely development, production or acquisition and market acceptance of new and existing products and services; the ability of third party suppliers on which we rely being able to fulfill our needs; our ability to successfully develop and protect intellectual property that drives innovation; our ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees; compliance with requirements relating to data privacy and protection; continued efforts to establish and maintain best-in-class internal information technology and control systems; exposure to post-closing liabilities resulting from the sale of assets of our entertainment business; environmental exposures from our historical and ongoing manufacturing activities; changes in GAAP and the resulting impact, if any, on the Company's accounting policies; uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions; and other factors detailed from time to time in the Company's U.S. Securities and Exchange Commission reports and the Company's annual reports to stockholders. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Diluted Earnings Per Share (EPS) (GAAP) to Non-GAAP Diluted EPS

	Q4 2013 Actual	Q4 2012 Actual	2014 Guidance	2013 Actual
Diluted EPS (GAAP)	$1.21	$1.45	$2.36 - $2.46	$2.67
Pension (benefit) expense	(0.41)	(0.82)	0.03	(0.34)
Acquisition-related costs	0.03	0.04	0.13	0.21
Acquisition-related amortization of intangibles	0.07	0.04	0.47	0.29
Acquisition-related purchase price adjustments	0.01	—	0.01	0.06
OFAC and FCPA Investigations (3)	0.01	0.01	—	0.01
Japan valuation reserve release	(0.09)	—	—	(0.09)
Diluted EPS (non-GAAP) (1)	$0.83	$0.72	$3.00 - $3.10	$2.81

Reconciliation of Income from Operations (GAAP) to Non-pension Operating Income (non-GAAP)

(in millions)	Q4 2013 Actual	Q4 2012 Actual	2014 Guidance	2013 Actual	Q1 2014 Guidance	Q1 2013 Actual
Income from Operations (GAAP)	$297	$411	$730 - $750	$666	$105 - $115	$85
Pension (benefit) expense	(99)	(254)	10	(78)	1	7
Acquisition-related costs	2	11	35	46	18	16
Acquisition-related amortization of intangibles	17	9	121	65	29	14
Acquisition-related purchase price adjustments	3	—	3	15	1	6
OFAC and FCPA Investigations (3)	1	4	1	3	1	1
Non-pension Operating Income (non-GAAP) (1)	$221	$181	$900 - $920	$717	$155 - $165	$129

Free Cash Flow

	For the Periods Ended December 31
	Three Months		Twelve Months
	2013	2012	2013	2012
Net cash provided by (used in) operating activities (GAAP)	$265	$100	$281	$(180)
Less expenditures for:
Property, plant and equipment	(36)	(27)	(116)	(80)
Capitalized software	(35)	(22)	(110)	(80)
Total capital expenditures, net	(71)	(49)	(226)	(160)
Net cash used in operating activities from discontinued operations	(1)	(29)	(52)	(114)
Discretionary pension contributions and settlements	124	100	204	600
Free cash flow (non-GAAP)(2)	$317	$122	$207	$146

Notes

While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR's financial results. NCR's management evaluates the Company's results excluding certain items, such as pension expense and the effect of foreign currency translation, to assess the financial performance of the Company and believes this information is useful for investors because it provides a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. NCR management's calculation of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

(1) The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income or NPOI) and non-GAAP earnings per share discussed in this earnings release exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR's management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the Company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

(2) Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities determined in accordance with GAAP.

(3) Estimated expenses for 2014 will be affected by, among other things, the status and progress of these matters.   There can be no assurance that the Company will not be subject to fines or other remedial measures as a result of OFAC’s, the SEC’s or the DOJ’s investigations.

Schedule A
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2013	2012	2013	2012
Revenue
Products	$801	$866	$2,912	$2,854
Services	869	776	3,211	2,876
Total Revenue	1,670	1,642	6,123	5,730
Cost of products	575	633	2,152	2,144
Cost of services	565	435	2,231	1,941
Total gross margin	530	574	1,740	1,645
% of Revenue	31.7%	35.0%	28.4%	28.7%
Selling, general and administrative expenses	193	150	871	742
Research and development expenses	40	13	203	155
Income from operations	297	411	666	748
% of Revenue	17.8%	25.0%	10.9%	13.1%
Interest expense	(33)	(18)	(103)	(42)
Other (expense), net	(5)	(1)	(9)	(8)
Total other (expense), net	(38)	(19)	(112)	(50)
Income before income taxes and discontinued operations	259	392	554	698
% of Revenue	15.5%	23.9%	9.0%	12.2%
Income tax expense	54	155	98	223
Income from continuing operations	205	237	456	475
(Loss) income from discontinued operations, net of tax	(8)	3	(9)	6
Net Income	197	240	447	481
Net (loss) income attributable to noncontrolling interests	(1)	(2)	4	—
Net income attributable to NCR	$198	$242	$443	$481
Amounts attributable to NCR common stockholders:
Income from continuing operations	$206	$239	$452	$475
(Loss) income from discontinued operations, net of tax	(8)	3	(9)	6
Net income	$198	$242	$443	$481
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$1.24	$1.49	$2.73	$2.98
Diluted	$1.21	$1.45	$2.67	$2.90
Net income per common share
Basic	$1.19	$1.51	$2.68	$3.02
Diluted	$1.16	$1.47	$2.62	$2.94
Weighted average common shares outstanding
Basic	166.5	160.4	165.4	159.3
Diluted	170.8	164.4	169.3	163.8

Schedule B
NCR CORPORATION
CONSOLIDATED REVENUE AND OPERATING INCOME SUMMARY
(Unaudited)
(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2013	2012	% Change	2013	2012	% Change
Revenue by segment
Financial Services	$852	$921	(7)%	$3,115	$3,201	(3)%
Retail Solutions	536	490	9%	2,034	1,667	22%
Hospitality	176	150	17%	626	522	20%
Emerging Industries	106	81	31%	348	340	2%
Total Revenue	$1,670	$1,642	2%	$6,123	$5,730	7%
Operating income by segment
Financial Services	$111	$100		$356	$327
% of Revenue	13.0%	10.9%		11.4%	10.2%
Retail Solutions	65	44		205	102
% of Revenue	12.1%	9.0%		10.1%	6.1%
Hospitality	26	22		100	85
% of Revenue	14.8%	14.7%		16.0%	16.3%
Emerging Industries	19	15		56	75
% of Revenue	17.9%	18.5%		16.1%	22.1%
Subtotal-segment operating income	$221	$181		$717	$589
% of Revenue	13.2%	11.0%		11.7%	10.3%
Pension benefit	(99)	(254)		(78)	(224)
Other adjustments (1)	23	24		129	65
Total income from operations	$297	$411		$666	$748

(1)
Other adjustments for the three months ended December 31, 2013 include $2 million of acquisition related costs, $17 million of acquisition-related amortization of intangible assets, $3 million of acquisition-related purchase price adjustments and $1 million of legal costs related to previously disclosed OFAC and FCPA investigations; other adjustments for the three months ended December 31, 2012 include $11 million of acquisition-related costs, $9 million of acquisition-related amortization of intangible assets, and $4 million of legal costs related to previously disclosed OFAC and FCPA investigations. Other adjustments for the twelve months ended December 31, 2013 include $46 million of acquisition-related costs, $65 million of acquisition-related amortization of intangible assets, $15 million of acquisition-related purchase price adjustments and $3 million of legal costs related to the previously disclosed OFAC and FCPA investigations; other adjustments for the twelve months ended December 31, 2012 include $23 million of acquisition-related costs, $38 million of acquisition-related amortization of intangible assets, and $4 million of legal costs related to the previously disclosed OFAC and FCPA investigations.

Schedule C
NCR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	December 31, 2013	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$528	$460	$1,069
Restricted cash	1,114	—	—
Accounts receivable, net	1,339	1,349	1,086
Inventories, net	790	842	797
Other current assets	568	591	454
Total current assets	4,339	3,242	3,406
Property, plant and equipment, net	352	338	308
Goodwill	1,534	1,472	1,003
Intangibles, net	494	474	304
Prepaid pension cost	478	424	368
Deferred income taxes	441	492	532
Other assets	470	436	448
Total assets	$8,108	$6,878	$6,369
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$34	$15	$72
Accounts payable	670	584	611
Payroll and benefits liabilities	191	209	186
Deferred service revenue and customer deposits	525	508	455
Other current liabilities	461	437	418
Total current liabilities	1,881	1,753	1,742
Long-term debt	3,320	2,212	1,891
Pension and indemnity plan liabilities	532	740	805
Postretirement and postemployment benefits liabilities	169	202	246
Income tax accruals	189	143	138
Environmental liabilities	121	118	171
Other liabilities	99	118	79
Total liabilities	6,311	5,286	5,072
Redeemable noncontrolling interests	14	17	15
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2013, September 30, 2013, and December 31, 2012, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 166.6, 166.3 and 162.8 shares issued and outstanding as of December 31, 2013, September 30, 2013 and December 31, 2012 respectively	2	2	2
Paid-in capital	433	434	358
Retained earnings	1,372	1,174	929
Accumulated other comprehensive loss	(38)	(73)	(37)
Total NCR stockholders' equity	1,769	1,537	1,252
Noncontrolling interests in subsidiaries	14	38	30
Total stockholders' equity	1,783	1,575	1,282
Total liabilities and stockholders' equity	$8,108	$6,878	$6,369

Schedule D
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2013	2012	2013	2012
Operating activities
Net income	$197	$240	$447	$481
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Loss (income) from discontinued operations	8	(3)	9	(6)
Depreciation and amortization	59	43	208	166
Stock-based compensation expense	7	13	41	49
Deferred income taxes	11	117	3	144
Gain on sale of property, plant and equipment and other assets	—	(2)	(14)	(10)
Impairment of long-lived and other assets	—	—	—	7
Changes in assets and liabilities:
Receivables	16	41	(136)	(53)
Inventories	51	32	10	(42)
Current payables and accrued expenses	45	22	21	86
Deferred service revenue and customer deposits	15	(25)	36	31
Pension and indemnity plan	(245)	(407)	(397)	(994)
Other assets and liabilities	101	29	53	(39)
Net cash provided by (used in) operating activities	265	100	281	(180)
Investing activities
Expenditures for property, plant and equipment	(36)	(27)	(116)	(80)
Proceeds from sales of property, plant and equipment	—	—	10	8
Additions to capitalized software	(35)	(22)	(110)	(80)
Business acquisition, net	(84)	(50)	(780)	(108)
Changes in restricted cash	(1,114)	—	(1,114)	—
Other investing activities, net	—	—	5	4
Net cash used in investing activities	(1,269)	(99)	(2,105)	(256)
Financing activities
Tax withholding payments on behalf of employees	(2)	—	(30)	(12)
Short term borrowings, net	—	—	(1)	—
Payments on term credit facility	—	—	(35)	—
Borrowings on term credit facilities	29	—	329	150
Payments on revolving credit facility	(164)	—	(1,009)	(860)
Borrowings on revolving credit facility	164	—	1,009	720
Proceeds from bond offerings	1,100	500	1,100	1,100
Debt issuance costs	(24)	(8)	(36)	(19)
Proceeds from employee stock plans	5	30	57	53
Purchase of noncontrolling interest	(24)	—	(24)	—
Dividend distribution to minority shareholder	(3)	—	(3)	(1)
Net cash provided by financing activities	1,081	522	1,357	1,131
Cash flows from discontinued operations
Net cash used in operating activities	(1)	(29)	(52)	(114)
Net cash provided by investing activities	—	1	—	99
Net cash (used in) provided by discontinued operations	(1)	(28)	(52)	(15)
Effect of exchange rate changes on cash and cash equivalents	(8)	(7)	(22)	(9)
Increase (decrease) in cash and cash equivalents	68	488	(541)	671
Cash and cash equivalents at beginning of period	460	581	1,069	398
Cash and cash equivalents at end of period	$528	$1,069	$528	$1,069